Putnam New York Investment Grade Municipal Trust Script

Greeting:

Hello, is Mr./Ms. _________ available please?

Hi Mr./Ms. _________ , my name is _________ and I am calling from Broadridge on a recorded line on behalf of Putnam New York Investment Grade Municipal Trust. Recently you were mailed proxy materials for the upcoming special meeting of Shareholders scheduled for June 22, 2007. Have you received this material?

If Received:

Your Board Members are asking you to vote on the proposal(s) that they have considered carefully and they recommend that you vote in favor of the proposal(s). For your convenience, may I take your vote over the phone?

If Unsure of How They Want to Vote:

Would you like me to review the proposal(s) with you?

If Not Received:

Would you like me to email or re-mail the proxy material to you? (If yes, verify entire email or mailing address, including street name, number, town, state & zip and read it back to the shareholder)

Thank you. After you have received and reviewed the materials, please call us back at the toll free number provided in the statement so that we can answer any questions you may have and also record your vote.

If Shares were sold after (record date)

I understand Mr./Ms. __________, however you were a shareholder on the record date and therefore you are still entitled to vote your shares. Would you have any objections to voting along with the recommendations of your Board?

IF YES:

The process will only take a few moments.

Again, my name is _________ from Broadridge on behalf of Putnam New York Investment Grade Municipal Trust.
Today’s date is _________ and the time is _________ E.T.

For the record, would you please state your full name and full mailing address?

Are you authorized to vote all shares?
(If Yes, proceed with voting process)
(If no, identify with shareholder which accounts s/he is authorized to vote and proceed with voting process)

The Board of Trustees has unanimously approved the proposals as set forth in the material you received and recommends a favorable vote for these proposals. Do you wish to support the Board’s recommendation for each of your accounts?

Putnam New York Investment Grade Municipal Trust Script

(Record all voted as shareholder requests)

I have recorded your vote and a written confirmation will be mailed to you within 72 hours. If you wish to make any changes you may contact us by calling the toll free number on the confirmation. Also, please be aware that your vote cannot be changed with us by phone after 9:00 PM, June 21, 2007. Thank you very much for your participation and have a great day/evening.

If Not Interested:

I am sorry for the inconvenience. Please be aware that as a shareholder, your vote is very important. Please fill out and return your proxy card at your earliest convenience. If you would rather not do that, you can always vote via the other methods outlined in the proxy materials. Thank you again for your time today, and have a wonderful day/evening.

ANSWERING MACHINE MESSAGE:

Hello, my name is ____________________ and I am a proxy representative for Broadridge on behalf of Putnam New York Investment Grade Municipal Trust, with which you are a shareholder. You should have received material in the mail recently concerning the Special meeting of Shareholders to be held on June 22, 2007.

Your vote is very important. You can provide your vote quickly and easily by touchtone phone, Internet or by mail. Your proxy card has all of the details or you may call us toll free at 877-333-2292 to answer any questions you may have and also to cast your vote directly over the phone.

Thank you in advance for your time and have a great day/evening.

INBOUND - CLOSED RECORDING

Thank you for calling the Putnam New York Investment Grade Municipal Trust Proxy Services Center. Our offices are now closed. Please call us back during our normal business hours – which are, Monday through Friday, 9:30AM –9:00PM and Saturday 10:00AM – 6:00PM ET. Thank you and have a nice day.

INBOUND - CALL IN QUEUE MESSAGE

Thank you for calling the Putnam New York Investment Grade Municipal Trust Proxy Services Center. All of our representatives are currently assisting other shareholders. Your call is important to us. Please continue to hold and your call will be answered in the order in which it was received.

Putnam New York Investment Grade Municipal Trust Script

End -Message

"Thank you for calling the Putnam New York Investment Grade Municipal Trust Proxy Client Service Center The Shareholder meeting scheduled for on June 22, 2007. was held successfully and all proposal(s) s were passed favorably. As a result, this/these toll free number is no longer in service for proxy related shareholder calls. If you have questions about your Putnam New York Investment Grade Municipal Trust please contact your financial advisor or contact the fund directly at 1-800-225-1581.

Thank you for investing with Putnam New York Investment Grade Municipal Trust

.

(The Closed, Call in Queue and End of Campaign messages can be scripted accordingly based on proposal(s) outcome and customization as requested by the client)